Exhibit 99.1

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning(R) Promotes Mary T. Minch to Chief Financial Officer

WISCONSIN RAPIDS, Wis., Nov. 23 -- Renaissance Learning®, Inc., a leading provider of learning information systems and school improvement programs for pre-K-12 schools, today announced that the Board of Directors has promoted Mary T. Minch to Chief Financial Officer and Secretary. She will succeed Steven A. Schmidt who will serve solely as Executive Vice President overseeing the entire company's operational and administrative areas.

"We are pleased to have a person with such strong financial technical skills, leadership abilities and commitment to internal controls to seamlessly take over the Chief Financial Officer responsibilities as planned, as I concentrate more of my time on driving operational improvements and growth initiatives," stated Schmidt.

Minch, 38, joined the company in December of 2003 as Vice President Finance having spent over twelve years in various finance and accounting positions with a global manufacturing company and several years with a large auditing firm. She holds an MBA from the University of Wisconsin-Oshkosh and is a CPA.

"Mary has done an outstanding job in directing the finance function and her well deserved promotion is part of our plan to broaden our management depth, experience and expertise to drive future growth," added John R. Hickey, President & Chief Executive Officer of Renaissance Learning, Inc.

Renaissance Learning®, Inc. is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. Adopted by over 67,000 schools, Renaissance information technology products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.